Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in Registration Statement (Form F-3 No. 333-213781) and related Prospectus of Höegh LNG Partners LP for the offering of common units representing limited partnership interests, of our report dated December 1, 2016 with respect to the combined carve-out financial statements of Höegh LNG Colombia Holding Ltd. included in the Report on Form 6-K of Höegh LNG Partners LP, dated December 1, 2016.

/s/ Ernst & Young AS

Oslo, Norway

December 2, 2016